Exhibit 10.72

EXTENSION AND CONFIRMATION AGREEMENT

Made this 22nd day of February 2012 (the “Effective Date”) by and between Viral Genetics, Inc., a Delaware corporation (the “Company”), and C. Everett Koop, MD (“Consultant”).

WHEREAS Company and Consultant are party to a Consulting Agreement dated June 1, 2008 (the “Agreement”) and which they had agreed to extend for additional one year terms on the same terms and conditions described therein on or about each of May 31, 22009, 2010, and 2011, and are mutually desirous of memorializing those extensions, and further desire to extend the Agreement for an additional year through May 31, 2013.

NOW, THEREFORE, for good and lawful consideration and of the mutual covenants contained herein and the mutual benefits to be derived hereunder, the parties agree as follows:

1. Consultant is owed and Company shall deliver 400,000 shares of common stock of Company (“Shares”) for each of the years of service ending May 31. 2009, 2010, and 2011 for a total of 1,200,000 Shares.

2. The Term of the Consulting Agreement is hereby extended until May 31, 2013 on the same terms and conditions.

3. All other terms and conditions of the Consulting Agreement, including, without limitation, those in Exhibit A therein entitled “Viral Genetics Intellectual Property Agreement”, shall continue in full force and effect.

AGREED and entered into as of the date affixed hereof.

COMPANY:

VIRAL GENETICS, INC.

By: /s/ Haig Keledjian

Duly Authorized Officer

CONSULTANT:

/s/ C. Everett Koop

C. Everett Koop, MD